Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-8 of CSP, Inc. and Subsidiaries of our report dated December 21, 2007 relating to our audit of the consolidated financial statements included in the Annual Report on Form 10-K of CSP, Inc. and Subsidiaries for the year ended September 30, 2007.

/s/ McGladrey & Pullen, LLP
Burlington, Massachusetts
May 19, 2008